Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHEMOKINE THERAPEUTICS CORP.,
a Delaware corporation
It is hereby certified that:
1. The name of the corporation (hereinafter called the “Corporation”) is Chemokine Therapeutics Corp.
2. The Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) is hereby amended as follows:
Article IV, Section (A) of the Certificate of Incorporation is hereby amended in its entirety to read as follows:
“(A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, “COMMON STOCK” and “PREFERRED STOCK.” The total number of shares which the Corporation is authorized to issue is Two Hundred and Six Million (206,000,000) shares, each with a par value of $0.001 per share. Two Hundred Million (200,000,000) shares shall be Common Stock and Six Million (6,000,000) shares shall be Preferred Stock.”
3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 11th day of May, 2007.

/s/ C. Richard Piazza
C. Richard Piazza
Chief Executive Officer and Chairman of the Board